EXHIBIT 99.1

Ruth’s Hospitality Group, Inc. Announces Successful Completion of its Special Meeting of Stockholders and its

Common Stock Rights Offering

HEATHROW, FL, February 10, 2010 (BUSINESS WIRE) -- Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) announced today that at the Special Meeting of Stockholders of the Company held on February 9, 2010, stockholders voted in favor of each of the four proposals on the meeting agenda. Stockholders representing approximately 98% of the shares present and voting approved, among other matters, the proposed sale of $25,000,000 of the Company’s newly-created Series A 10% Convertible Preferred Stock to affiliates of Bruckmann, Rosser, Sherrill & Co. Management, L.P. in a private placement transaction.

The Company also announced today that it successfully completed its previously announced rights offering of up to 14,009,612 shares of common stock at a subscription price of $2.50 per share. The rights offering expired at 5:00 p.m., New York City time, on February 9, 2010, and was oversubscribed.

Michael P. O’Donnell, President and Chief Executive Officer of Ruth’s Hospitality Group, Inc., stated, “We are very pleased that shareholders approved our proposed private placement with BRS and that our rights offering was very positively received. These transactions are part of a broader effort to strengthen our balance sheet and provide management with additional financial flexibility. We believe our partnership with BRS, an experienced and successful restaurant industry investor, and the addition of Hal Rosser, a founding member and managing director of BRS, to our board of directors will further our board’s knowledge and experience.”

In the rights offering, holders of subscription rights exercised their basic subscription rights to purchase an aggregate of approximately 10,240,000 shares of the Company’s common stock, at an aggregate purchase price of approximately $25,600,000, which the Company will honor in full. Holders of subscription rights also requested the opportunity to exercise their oversubscription rights to purchase an aggregate of approximately 8,150,000 additional shares of the Company’s common stock, for an additional purchase price of approximately $20,375,000 in the aggregate. However, because the Company will, through the exercise of the basic subscription rights, generate in excess of $25,000,000 in gross proceeds in the rights offering (the amount it is required to generate as a condition to the closing of the private placement), it does not intend to honor or accept any oversubscription requests. Subscription payments received by the subscription agent on account of oversubscription requests will be returned, without interest or penalty, as soon as practicable.

The Company plans to close the private placement on or about February 11, 2010. As previously announced, the net proceeds from the private placement and the rights offering will be used to reduce the Company’s outstanding indebtedness under its existing credit facility. Upon the application of those net proceeds, the credit agreement amendment that the Company entered into with the lenders under its existing credit facility will become effective. The credit agreement amendment will, upon effectiveness, extend the maturity of the facility and will provide the Company with a less restrictive set of covenants, which the Company believes will enhance its financial and operating flexibility.

The closing of the private placement and the effectiveness of the credit agreement amendment are subject to customary conditions, all of which are expected to be satisfied on or about February 11, 2010.

Jefferies & Company, Inc., the principal operating subsidiary of Jefferies Group, Inc. (NYSE: JEF), has acted as financial advisor to the Company in connection with the private placement and the rights offering and as dealer-manager in connection with the rights offering.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. Ruth’s Hospitality Group, Inc. was founded in 1965 and currently has more than 150 Company- and franchisee-owned locations worldwide.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

About Bruckmann, Rosser, Sherrill & Co. Management, L.P.

Bruckmann, Rosser, Sherrill & Co. Management, L.P. is a New York based private equity firm focused on investing in middle market consumer goods and services businesses with previous investments and remaining committed capital totaling $1.4 billion. BRS and its principals have extensive experience in the restaurant industry, having completed 15 restaurant investments, including add-on acquisitions to date.

SOURCE: Ruth’s Hospitality Group, Inc.

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